Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FEUTUNE LIGHT ACQUISITION CORPORATION

June 19, 2023

Feutune Light Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Feutune Light Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 19, 2022 (the “Original Certificate of Incorporation”). An Amended and Restated Certificate of Incorporation of the Corporation (the “First Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on June 14, 2022.

2. This Certificate of Amendment to the First Amended and Restated Certificate of Incorporation (“Certificate of Amendment”) amends the First Amended and Restated Certificate of Incorporation.

3. This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of Section 9.1(c) is hereby amended and restated to read in full as follows:

(c) In the event that the Corporation has not consummated an initial Business Combination by June 21, 2023, the Sponsor may request that the Board extend the period of time to consummate an initial Business Combination by an additional one-month up to nine times (each such extension, an “Extension”), to March 21, 2024, provided, that for each Extension: (i) the Sponsor or its affiliates or designees has deposited into the Trust Account an aggregate of $100,000, in exchange for a non-interest bearing, unsecured promissory note; and (ii) there has been compliance with any applicable procedures relating to the Extension in the trust agreement and in the letter agreement, both of which are described in the Registration Statement. If the Sponsor requests an Extension, then the following applies: (iii) the gross proceeds from the issuance of such promissory note referred to in (i) above will be added to the offering proceeds in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX; (iv) if the Corporation completes its initial Business Combination, it will, at the option of the Sponsor, repay the amount loaned under the promissory note out of the proceeds of the Trust Account released to it or issue securities of the Corporation in lieu of repayment in accordance with the terms of the promissory note; and (v) if the Corporation does not complete a Business Combination by the Deadline Date, the Corporation will not repay the amount loaned under the promissory note until 100% of the Offering Shares have been redeemed and only in connection with the liquidation of the Corporation to the extent funds are available outside of the Trust Account.

IN WITNESS WHEREOF, Feutune Light Acquisition Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Feutune Light Acquisition Corporation

By:	/s/ Yuanmei Ma
	Name:	Yuanmei Ma
	Title:	CFO

State of Delaware Secretary of State Division of Corporations Delivered 08:25 AM 06/20/2023 FILED 08:25 AM 06/20/2023 SR 20232794626 - File Number 6554272